Exhibit 99.1

FOR IMMEDIATE RELEASE                                     (Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2013 third quarter results:

Continued progress in same-store sales and EPS growth

Financial & Sales Highlights

Performance	Q3 2013	Q3 2012	% Year-over-Year Change	YTD 2013
Total revenues	$825.4	$802.0	2.9%	$2,357.0
Operating income	$168.8	$153.7	9.9%	$473.3
Adjusted operating income(1)	$169.8	$162.2	4.7%	$484.4
Effective tax rate	28.3%	26.7%		27.3%
Net income attributable to THI	$113.9	$105.7	7.7%	$323.8
Diluted earnings per share attributable to THI (“EPS”)	$0.75	$0.68	10.7%	$2.12
Fully diluted shares	150.9	155.1	(2.7)%	152.9

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)
Adjusted operating income is a non-GAAP measure, and excludes corporate reorganization expenses of $1.0 million in Q3 2013 ($11.0 million YTD 2013) and $8.6 million in Q3 2012 ($9.8 million YTD 2012). Please refer to “Information on non-GAAP Measure” and the reconciliation information in footnote (3) of this release for details of reconciling items.

Same-Store Sales(2)	Q3 2013	Q3 2012	YTD 2013
Canada	1.7%	1.9%	0.9%
U.S.	3.0%	2.3%	1.3%

(2)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Same-store sales growth rates improved compared to previous quarter

•	Introduction of new single-serve coffee platform and new lunch offerings contributed to sales growth

•	Company secures one-year $400 million revolving bank facility and anticipates obtaining longer-term financing during the fourth quarter

OAKVILLE, ONTARIO, (November 7, 2013): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the third quarter ended September 29, 2013.

"I am pleased to see continued progress in our business, including improving sales and profitability, despite a challenging operating environment," said Marc Caira, president and CEO. "Our same-store sales growth was particularly strong in our U.S. business. We still have more work ahead of us as we position Tim Hortons for sustainable and profitable growth in today's competitive reality, and we continue to develop our comprehensive strategic roadmap."

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the third quarter of 2013 compared to the third quarter of 2012, unless otherwise noted.

Systemwide sales(4) increased 5.3% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., and from same-store sales growth of 1.7% in Canada and 3.0% in the U.S.

Total revenues increased 2.9% to $825.4 million compared to $802.0 million last year. The revenue growth rate was below that of systemwide sales due to a 0.3% decline in distribution sales, the largest component of revenues, driven primarily by lower commodity costs and corresponding decreases in pricing we charged to restaurant owners.

Variable interest entities ("VIEs") sales increased 12.4%. While the number of non-owned restaurants consolidated for accounting purposes has decreased since the start of fiscal 2013, it remains higher than it was a year ago.

Rents and royalties grew by 5.2%, consistent with the growth in systemwide sales. Franchise fees increased by 17.3%, due to an increase in renovations and restaurant resales, partially offset by fewer restaurant openings.

Total costs and expenses increased 1.3%, growing at a rate below that of revenue due to lower corporate reorganization costs, a moderate increase in cost of sales and a decrease in general and administrative ("G&A") expense.

Cost of sales increased by 0.9%, below the growth rate of revenue, as the effects of higher sales volumes were more than offset by lower underlying commodity costs. Operating expenses increased by 7.0%, due primarily to higher depreciation and rent associated with new properties, and the depreciation impact of the digital menu board program. Franchise fee costs increased by 18.0% due to increased renovation activity, partially offset by lower costs associated with fewer restaurant openings.

G&A expenses decreased by 5.2% due to lower salaries and benefits, driven by vacancies, most of which have now been filled, and lower stock-based compensation expense.

We recognized an asset impairment charge of $2.9 million this quarter, relating to certain underperforming markets in the U.S., with $2.5 million applied to the U.S. operating segment and $0.4 million recorded in VIEs.

In the third quarter of 2012, we incurred $8.6 million of corporate reorganization expenses relating to termination costs, CEO transition costs and professional fees. Corporate reorganization expense was $1.0 million in the third quarter of 2013.

Operating income of $168.8 million was up 9.9% from $153.7 million in the third quarter of 2012. The growth was largely the result of an increase in systemwide sales, as well as a decrease in corporate reorganization and G&A expenses. Adjusted operating income(3), which excludes the impact of the corporate reorganization expenses, increased 4.7% to $169.8 million. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the most directly comparable GAAP measure).

Net income attributable to Tim Hortons Inc. was $113.9 million, an increase of 7.7% from $105.7 million a year earlier. The improvement resulted from higher operating income, partially offset by a higher effective tax rate.

EPS of $0.75 grew by $0.07 or 10.7% due to the increase in net income attributable to THI, as well as the positive, cumulative impact of our share repurchase programs. The asset impairment charge and corporate reorganization expenses negatively impacted EPS by $0.02 in in Q3 2013, and corporate reorganization expenses negatively impacted EPS by $0.04 in Q3 2012. On average we had 2.7% fewer fully-diluted common shares outstanding in the third quarter compared to the same period last year.

Segmented Performance Commentary

We delivered positive same-store sales growth in the third quarter despite ongoing challenges in the operating environment. We believe uncertainty surrounding the rate of economic recovery continues to impact consumer confidence and discretionary spending in both Canada and the U.S, which has also resulted in a competitive environment that remains intensified.

We have reclassified the segment data for the third quarter of 2012 to conform to the current period’s presentation, which has been revised consistent with changes to our reportable segments announced earlier this year.

Canada

Same-store sales in our Canadian segment grew by 1.7%. The increase was driven by gains in average cheque resulting primarily from pricing, and to a lesser extent, favourable product mix. The decline in same-store transactions has slowed over the course of 2013.

Operating income in the Canadian segment was $179.6 million, an increase of $7.6 million or 4.4%. Systemwide sales growth of 4.7% in Canada led to higher rents and royalties income and a higher allocation of supply chain income. We opened 34 restaurants in Canada in the third quarter.

United States

U.S. same-store sales increased by 3.0% in the quarter, driven primarily by an increase in transactions.

Operating income was $2.7 million in the U.S. segment, an increase of $1.3 million from the third quarter of 2012. The asset impairment charge had a negative impact of $2.5 million on segment operating income in the third quarter of 2013. The U.S. segment benefited from systemwide sales growth of 10.8%, which led to increased rents and royalties revenues and a higher allocation of supply chain income. The U.S. supply chain allocation also benefited from favourable product margin variability. We opened 13 restaurants in the U.S. during the quarter.

Corporate services

The Corporate services segment incurred an operating loss of $14.3 million, compared to a loss of $13.0 million in the third quarter of 2012. The primary driver of the higher operating loss was a reversal of favourable product margins associated with our supply chain management activities recognized in the first half of 2013. Lower G&A expenses, due mainly to lower salaries and benefits, contributed favourably during the quarter.

Our international partner, Apparel FZCO, opened 4 restaurants in the Gulf Cooperation Council (GCC) during the quarter, including the first Tim Hortons restaurant in Kuwait.

Significant Developments & Initiatives

New Financing

In August 2013, the Board of Directors approved a $900 million increase in debt levels of the Company, intended to be used to repurchase common shares to create value for shareholders. We are targeting a total of $1 billion in share repurchases in the 12-month period to August 2014, subject to market conditions, the negotiation and execution of agreements, and regulatory approvals.

In October 2013, we entered into a one-year, $400.0 million revolving bank facility, to provide interim financing as we finalize alternatives for the increase in our long-term debt levels, and to fund the expanded share repurchase program, which commenced in September 2013.

We anticipate obtaining longer-term financing for a portion of the $900 million increase in the fourth quarter of 2013, subject to the negotiation and execution of agreements, and barring any unforeseen changes in market conditions. We expect to provide further details upon completion of a transaction.

Board declares dividend payment of $0.26 per common share

On November 6, 2013, the Board of Directors declared a quarterly dividend of $0.26 per common share, payable on December 10, 2013 to shareholders of record as of November 25, 2013. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 11:00 a.m. (EST) Thursday, November 7, 2013.

Tim Hortons will host a conference call today to discuss third quarter results, scheduled to begin at 11:00 a.m. (EST). The dial-in number is (416) 641-6712 or (800) 773-0497. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until November 14, 2013 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21675888. The call and presentation material will also be archived for a period of one year in the Events and Presentations section of our website.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2012 Annual Report on Form 10-K filed February 21, 2013, and our Quarterly Report on Form 10-Q expected to be filed on November 7, 2013 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in, or implied by, forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; our ability to obtain financing on favourable terms; our ability to maintain investment grade credit ratings; prospects and execution risks concerning our U.S. market strategy; general worldwide economic conditions; cost and availability of commodities; the ability to retain our senior management team or the inability to attract and retain qualified personnel; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; and there being no significant change in the Company’s ability to comply with current or future regulatory requirements.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company's Safe Harbor Statement at www.timhortons.com/ca/en/about/safeharbor.html.

(3) Information on non-GAAP Measure
Adjusted operating income is a non-GAAP measure. Management uses adjusted operating income to assist in the evaluation of year-over-year performance and believes that it will be helpful to investors as a measure of underlying operational growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	Q3 2013	Q3 2012	YTD 2013	YTD 2012
	(in millions)		(in millions)
Operating income	$168.8	$153.7	$473.3	$444.1
Add: Corporate reorganization expenses	1.0	8.6	11.0	9.8
Adjusted operating income	$169.8	$162.2	$484.4	$454.0
______________
All numbers rounded

(4) Total systemwide sales growth includes restaurant level sales at both Company-operated and Franchised restaurants. Approximately 99.6% of our systemwide restaurants were franchised as at September 29, 2013. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the third quarter of 2013, systemwide sales on a constant currency basis increased 5.3% compared to the third quarter of 2012. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 5.7% in the third quarter of 2013. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of September 29, 2013, Tim Hortons had 4,350 systemwide restaurants, including 3,500 in Canada, 817 in the United States and 33 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:
Investors: Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com
Media: Alexandra Cygal, (905) 339-5960 or cygal_alexandra@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	Third quarter ended
	September 29, 2013	September 30, 2012	$ Change	% Change
Revenues
Sales	$575,780	$568,541	$7,239	1.3%
Franchise revenues
Rents and royalties	212,114	201,556	10,558	5.2%
Franchise fees	37,459	31,943	5,516	17.3%
	249,573	233,499	16,074	6.9%
Total revenues	825,353	802,040	23,313	2.9%
Costs and expenses
Cost of sales	501,856	497,617	4,239	0.9%
Operating expenses	78,307	73,205	5,102	7.0%
Franchise fee costs	37,865	32,083	5,782	18.0%
General and administrative expenses	38,787	40,913	(2,126)	(5.2)%
Equity (income)	(4,075)	(3,951)	(124)	3.1%
Corporate reorganization expenses	953	8,565	(7,612)	n/m
Asset impairment	2,889	—	2,889	n/m
Other (income) expense, net	(57)	(51)	(6)	11.8%
Total costs and expenses, net	656,525	648,381	8,144	1.3%
Operating income	168,828	153,659	15,169	9.9%
Interest (expense)	(9,406)	(8,509)	(897)	10.5%
Interest income	919	760	159	20.9%
Income before income taxes	160,341	145,910	14,431	9.9%
Income taxes	45,386	38,956	6,430	16.5%
Net income	114,955	106,954	8,001	7.5%
Net income attributable to non-controlling interests	1,092	1,256	(164)	(13.1)%
Net income attributable to Tim Hortons Inc.	$113,863	$105,698	$8,165	7.7%
Basic earnings per common share attributable to Tim Hortons Inc.	$0.76	$0.68	0.08	10.7%
Diluted earnings per common share attributable to Tim Hortons Inc.	$0.75	$0.68	0.07	10.7%
Weighted average number of common shares outstanding (in thousands) – Basic	150,342	154,478	(4,136)	(2.7)%
Weighted average number of common shares outstanding (in thousands) – Diluted	150,864	155,067	(4,203)	(2.7)%
Dividends per common share	$0.26	$0.21	0.05

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	Year-to-date period ended
	September 29, 2013	September 30, 2012	$ Change	% Change
Revenues
Sales	$1,668,229	$1,655,615	$12,614	0.8%
Franchise revenues
Rents and royalties	608,857	580,715	28,142	4.8%
Franchise fees	79,943	72,575	7,368	10.2%
	688,800	653,290	35,510	5.4%
Total revenues	2,357,029	2,308,905	48,124	2.1%
Costs and expenses
Cost of sales	1,452,302	1,455,437	(3,135)	(0.2)%
Operating expenses	231,026	211,444	19,582	9.3%
Franchise fee costs	83,743	77,159	6,584	8.5%
General and administrative expenses	115,493	122,608	(7,115)	(5.8)%
Equity (income)	(11,340)	(11,056)	(284)	2.6%
Corporate reorganization expenses	11,032	9,842	1,190	n/m
Asset impairment	2,889	(372)	3,261	n/m
Other (income) expense, net	(1,440)	(278)	(1,162)	n/m
Total costs and expenses, net	1,883,705	1,864,784	18,921	1.0%
Operating income	473,324	444,121	29,203	6.6%
Interest (expense)	(26,991)	(25,057)	(1,934)	7.7%
Interest income	2,638	2,194	444	20.2%
Income before income taxes	448,971	421,258	27,713	6.6%
Income taxes	122,531	115,088	7,443	6.5%
Net income	326,440	306,170	20,270	6.6%
Net income attributable to non-controlling interests	2,670	3,626	(956)	(26.4)%
Net income attributable to Tim Hortons Inc.	$323,770	$302,544	$21,226	7.0%
Basic earnings per common share attributable to Tim Hortons Inc.	$2.12	$1.94	0.18	9.3%
Diluted earnings per common share attributable to Tim Hortons Inc.	$2.12	$1.94	0.18	9.3%
Weighted average number of common shares outstanding (in thousands) – Basic	152,379	155,607	(3,228)	(2.1)%
Weighted average number of common shares outstanding (in thousands) – Diluted	152,919	156,247	(3,328)	(2.1)%
Dividends per common share	$0.78	$0.63	0.15

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	As at
	September 29, 2013	December 30, 2012
Assets
Current assets
Cash and cash equivalents	$44,877	$120,139
Restricted cash and cash equivalents	100,964	150,574
Accounts receivable, net	185,819	171,605
Notes receivable, net	6,565	7,531
Deferred income taxes	8,015	7,142
Inventories and other, net	111,930	107,000
Advertising fund restricted assets	48,722	45,337
Total current assets	506,892	609,328
Property and equipment, net	1,615,880	1,553,308
Intangible assets, net	2,943	3,674
Notes receivable, net	5,177	1,246
Deferred income taxes	11,686	10,559
Equity investments	41,304	41,268
Other assets	81,870	64,796
Total assets	$2,265,752	$2,284,179
Liabilities and equity
Current liabilities
Accounts payable	$180,102	$169,762
Accrued liabilities
Salaries and wages	22,489	21,477
Taxes	15,599	8,391
Tim Card obligation and other	150,997	197,871
Deferred income taxes	342	197
Advertising fund liabilities	63,672	44,893
Current portion of long-term obligations	20,549	20,781
Total current liabilities	453,750	463,372
Long-term obligations
Long-term debt	367,231	359,471
Long-term debt – Advertising fund	42,375	46,849
Capital leases	115,370	104,383
Deferred income taxes	8,466	10,399
Other long-term liabilities	115,752	109,614
Total long-term obligations	649,194	630,716
Commitments and contingencies
Equity
Equity of Tim Hortons Inc.
Common shares ($2.84 stated value per share), Authorized: unlimited shares. Issued: 149,122,408 and 153,404,839 shares, respectively	422,871	435,033
Common shares held in Trust, at cost: 340,314 and 316,923 shares, respectively	(14,969)	(13,356)
Contributed surplus	14,580	10,970
Retained earnings	868,526	893,619
Accumulated other comprehensive loss	(129,228)	(139,028)
Total equity of Tim Hortons Inc.	1,161,780	1,187,238
Non-controlling interests	1,028	2,853
Total equity	1,162,808	1,190,091
Total liabilities and equity	$2,265,752	$2,284,179

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of Canadian dollars)
(Unaudited)

	Year-to-date period ended
	September 29, 2013	September 30, 2012
Cash flows provided from (used in) operating activities
Net income	$326,440	$306,170
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	110,447	96,842
Stock-based compensation expense	17,132	12,722
Deferred income taxes	(2,458)	(2,387)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	50,020	45,728
Accounts receivable	(11,010)	(2,913)
Inventories and other	(7,913)	26,186
Accounts payable and accrued liabilities	(58,213)	(63,430)
Taxes	7,183	(10,220)
Other	6,524	7,433
Net cash provided from operating activities	438,152	416,131
Cash flows (used in) provided from investing activities
Capital expenditures	(132,726)	(112,812)
Capital expenditures – Advertising fund	(9,554)	(46,190)
Other investing activities	6,709	(7,812)
Net cash (used in) investing activities	(135,571)	(166,814)
Cash flows (used in) provided from financing activities
Repurchase of common shares	(242,222)	(172,656)
Dividend payments to common shareholders	(118,579)	(98,172)
Net proceeds from issue of debt – Advertising fund	—	42,500
Principal payments on long-term debt obligations	(12,901)	(5,502)
Other financing activities	(5,601)	(5,336)
Net cash (used in) financing activities	(379,303)	(239,166)
Effect of exchange rate changes on cash	1,460	(1,586)
(Decrease) Increase in cash and cash equivalents	(75,262)	8,565
Cash and cash equivalents at beginning of period	120,139	126,497
Cash and cash equivalents at end of period	$44,877	$135,062
Supplemental disclosures of cash flow information:
Interest paid	$23,259	$19,869
Income taxes paid	$117,418	$134,815
Non-cash investing and financing activities:
Capital lease obligations incurred	$25,217	$10,864

TIM HORTONS INC. AND SUBSIDIARIES
SEGMENT REPORTING
(in thousands of Canadian dollars)
(Unaudited)

	Third quarter ended		Year-to-date period ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Revenues(1)
Canada	$676,006	$672,684	$1,927,361	$1,923,928
U.S.	47,019	39,254	132,687	120,837
Corporate services	3,414	2,933	12,743	11,955
Total reportable segments	726,439	714,871	2,072,791	2,056,720
VIEs(2)	98,914	87,169	284,238	252,185
Total	$825,353	$802,040	$2,357,029	$2,308,905
Operating Income (Loss)
Canada	$179,597	$171,990	$500,178	$484,576
U.S.(3)	2,717	1,458	6,214	7,213
Corporate services	(14,325)	(13,000)	(26,414)	(42,902)
Total reportable segments	167,989	160,448	479,978	448,887
VIEs(2)(3)	1,792	1,776	4,378	5,076
Corporate reorganization expenses	(953)	(8,565)	(11,032)	(9,842)
Consolidated Operating Income	168,828	153,659	473,324	444,121
Interest, Net	(8,487)	(7,749)	(24,353)	(22,863)
Income before income taxes	$160,341	$145,910	$448,971	$421,258
________________

(1)	There are no inter-segment revenues included in the above table.

(2)	Variable interest entities ("VIEs").

(3)
The Company recognized an impairment charge of $2.9 million in the third quarter and year-to-date period of 2013 (third quarter of fiscal 2012: nil; year-to-date period of 2012 $(0.4) million) related to certain underperforming markets in the U.S., $2.5 million of which is recognized in our U.S. segment (third quarter of 2012: nil; year-to-date period of 2012: $(0.4) million), remainder recognized in VIEs.

Consolidated Sales and Cost of sales comprise the following:

	Third quarter ended		Year-to-date period ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Sales
Distribution sales	$473,641	$475,243	$1,373,389	$1,386,245
Company-operated restaurant sales	6,090	7,856	18,567	20,455
Sales from VIEs	96,049	85,442	276,273	248,915
Total Sales	$575,780	$568,541	$1,668,229	$1,655,615

	Third quarter ended		Year-to-date period ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Cost of sales
Distribution cost of sales	$411,290	$414,439	$1,185,862	$1,214,611
Company-operated restaurant cost of sales	6,207	8,042	19,830	21,819
Cost of sales from VIEs	84,359	75,136	246,610	219,007
Total Cost of sales	$501,856	$497,617	$1,452,302	$1,455,437

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales
Sales include Distribution sales, sales from company-operated restaurants, and sales from consolidated Non-owned restaurants. Distribution sales comprise sales of products (including a minimal amount of manufacturing product sales to third parties), supplies, and restaurant equipment outside of initial restaurant establishment or renovations (see “Franchise Fees”) that are shipped directly from our warehouses or by third-party distributors to restaurants or retailers through our supply chain. Sales from company-operated restaurants and consolidated Non-owned restaurants comprise restaurant-level sales to our guests. The consolidation of Non-owned restaurants essentially replaces our rents and royalties with restaurant sales, which are included in VIEs’ sales.

Rents and royalties	Includes royalties and rental revenues earned, net of relief, and certain advertising levies associated with our Canadian Advertising Fund relating primarily to the Expanded Menu Board Program.

Franchise fees	Includes license fees and equipment packages, at initiation of a restaurant and in connection with the renewal or renovation, and revenues related to master license agreements.

Cost of sales
Cost of sales includes costs associated with the management of our supply chain, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs of Company-operated restaurants and consolidated Non-owned restaurants.

Operating expenses
Includes rent expense related to properties leased to restaurant owners and other property-related costs including depreciation. Also included are certain operating expenses related to our distribution business such as warehouse technology costs and utilities, and product development costs.

Franchise fee costs
Includes the cost of equipment sold to restaurant owners at the commencement or in connection with the renovation of their restaurant business, including training and other costs necessary to assist with a successful restaurant opening, and/or the introduction of our Cold Stone Creamery® co-branding offering into existing locations. Also includes support costs related to project-related and/or operational initiatives.

General and administrative expenses
Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Corporate reorganization expenses	Includes termination costs and professional fees related to the implementation of our new Corporate Centre and Business Unit organizational structure, as well as CEO transition costs.

Equity income
Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income.

Other (income) expense, net	Includes (income) expenses that are not directly derived from the Company's primary businesses, such as foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Net income attributable to non-controlling interests	Relates to the consolidation of Non-owned restaurants pursuant to applicable accounting rules.